Exhibit 21.1

SUBSIDIARIES

Subsidiary Name	Jurisdiction/Date of Incorporation

Williams-Sonoma Stores, Inc.	California, October 11, 1984

Pottery Barn, Inc.	California, August 18, 1986

Williams-Sonoma Home, Inc. (f.k.a. Chambers Catalog Company, Inc.)	California, February 1, 1995

Pottery Barn Kids, Inc.	California, June 23, 1998

Williams-Sonoma Stores, LLC	Delaware, July 29, 1998

Williams-Sonoma Retail Services, Inc.	California, January 25, 1999

Williams-Sonoma Direct, Inc.	California, August 9, 1999

Williams-Sonoma Publishing, Inc.	California, October 26, 2000

West Elm, Inc.	California, January 17, 2001

Pottery Barn Teen, Inc.	California, August 16, 2002

Williams-Sonoma Canada, Inc.	Canada, June 13, 2003

Williams-Sonoma Gift Management, Inc.	Virginia, January 22, 2004

Williams-Sonoma Sourcing, Inc.	California, January 4, 2007

Williams-Sonoma UK Limited	United Kingdom, January 9, 2007

Williams-Sonoma Italy S.r.l.	Italy, February 7, 2007

Williams-Sonoma France SARL	France, February 20, 2007

Sutter Street Manufacturing, Inc.	California, September 13, 2007